EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-127719; 333-127718; 333-126234; 333-98669, 333-87507, 33-61949, 33-52786, 33-36609, and 33-23837 of A.G. Edwards, Inc. on Form S-8 of our reports dated May 2, 2006, relating to the consolidated financial statements and financial statement schedule of A.G. Edwards, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of A.G. Edwards, Inc. for the year ended February 28, 2006.

St. Louis, Missouri
May 10, 2006